Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-249375 and 333-260253) and Form S-3 (Nos. 333-284493, 333-286421 and 333-264809) of Boxlight Corporation (the “Company”) of our report dated March 28, 2025, (except as to the changes in the reporting of the Company's December 2025 reverse stock split discussed in Note 1, as to which the date is April 15, 2026) with respect to the consolidated financial statements of Boxlight Corporation, for the year ended December 31, 2024, which is included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Atlanta, Georgia
April 15, 2026